Exhibit 99.1
CONN'S, INC. REPORTS MAY 2016 SALES AND DELINQUENCY DATA
THE WOODLANDS, Texas, June 7, 2016 – Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $111.0 million in total retail net sales for the month ended May 31, 2016, a 0.8% increase compared to the same prior year period.
The following table presents the Company's percentage change in same store sales for the month ended May 31, 2016, compared to the same prior-year periods, and the 60-plus day delinquency rate as of May 31, 2016:

Month Ended May 31, 2016
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	(3.2)%
Home appliance	(8.0)
Consumer electronic	(15.6)
Home office	(5.5)
Other	(3.4)
Product sales	(8.0)
Repair service agreement commissions	(5.0)
Total net sales	(7.6)%
Total net sales (excluding exited products)	(6.7)%

As of May 31, 2016
60-plus day delinquency rate	8.9%
Norm Miller, Conn's Chairman, Chief Executive Officer and President, commented, "During May, same store sales declined by 6.7%, excluding the impact of our April 2015 decision to exit video game products, digital cameras, and certain tablets. Sales compared to the prior year were driven by two factors. First, underwriting refinements implemented during the fourth quarter of fiscal 2016 and in the first quarter of fiscal 2017 reduced sales by approximately 650 to 700 basis points, consistent with our expectations. These changes are expected to reduce credit risk and improve future portfolio performance. Second, Memorial Day fell five days later this year. As a result, more of the sales written over the holiday weekend will not be delivered and booked until June than in the prior year. This affected same store sales by an estimated 290 basis points.
"Furniture sales continued to trend better than the Company average on increased advertising exposure. Excluding sales of exited products, same store sales of consumer electronics were down 13.3% on softer vendor promotions on televisions compared to the prior year, with some recovery late in the month on aggressive Memorial Day promotions by the manufacturers. Home office sales were down 1.6%, excluding sales of exited products.
"Greater than 60-day delinquency was 8.9% as of May 31, 2016, a sequential increase from 8.6% as of April 30, 2016, and compared to 8.5% as of May 31, 2015. Continued reductions in the pace of portfolio growth are negatively impacting the year-over-year delinquency rate comparison."
All of the above May 31, 2016 amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website at ir.conns.com.

Future Monthly Reporting Release Plans
Beginning with the recently reported first quarter of fiscal 2017 earnings results, Conn's began providing expanded quarterly guidance in an effort to assist analysts and investors with modeling expected earnings for the business. Additional guidance metrics provided in the June 2, 2016, earnings release included: SG&A rate as a percent of total revenues, provision for bad debt as a percent of the average portfolio balance, and total interest expense. Given the enhanced guidance, Conn's will discontinue monthly reporting of same store sales and greater than 60-day delinquency performance after this release.
About Conn's, Inc.
Conn's is a specialty retailer currently operating over 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400